Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER

AND NINE MONTHS ENDED SEPTEMBER 30, 2011

— Company reports record product gross profit and significant revenue growth —

SAN DIEGO, CA., November 10, 2011 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today reported a summary of recent Company highlights and financial results for the third quarter and nine months ended September 30, 2011.

“We have made strong financial and operational progress in the first nine months of this year,” said James E. Levine, President and Chief Executive Officer at Verenium. “In the third quarter of 2010 we shifted our business strategy toward growing a leading, commercial industrial enzymes business. The continued increase in product revenue and record product gross profit we saw in the third quarter of 2011 are important indicators that we’ve had a solid year of progress against our new strategy and are well on our way to building a successful industrial biotechnology company.”

Company Highlights

Since the beginning of 2011, Verenium has made significant progress on both operational and financial fronts. Recent accomplishments include:

Operational/Industry Performance:

Animal Health and Nutrition

•

Revenue in this product line is flat year-to-date, with improved performance in the third quarter from stronger sales by our marketing partner, Danisco, now part of E. I. du Pont de Nemours and Company; and

•

Announced and continued to progress the strategic collaboration with Novus International Inc. to jointly develop and commercialize a suite of new animal health and nutrition enzyme products from Verenium’s late-stage product pipeline.

Grain Processing

•	Grew 2011 year-to-date revenues from the Company’s grain processing enzymes by 29% over the same period in 2010; and

•	Grew grain processing revenue to represent 29% of 2011 year-to-date product revenues, from 26% during the same period in 2010.

Oilseed Processing

•

Achieved more than 100% increase in 2011 year-to-date revenue from Purifine® PLC over the same period in 2010, resulting from the deployments by Molinos Rio de la Plata and Terminal 6, the world’s two largest soybean crushing facilities, both located in Argentina;

•	Oilseed processing has grown to represent 11% of 2011 year-to-date product revenues from 6% during the same period in 2010;

•	Increased implementations of Purifine® PLC to seven plants, with six additional plants in the engineering and construction phase; and

•	Completed first shipment of Purifine® PLC to China.

Corporate/Financial:

•	Increased total product revenue by 14% to $42.3 million for the nine months ended September 30, 2011, compared to $37.1 million for the same period in 2010;

•

Increased 2011 year-to-date product revenue from Grain and Oilseed Processing and other product lines as a percentage of product revenue to approximately 41% from approximately 34% in the same period in 2010;

•	Increased product gross profit dollars by 37% and 16% for the three and nine months ended September 30, 2011 respectively, when compared to the same periods in 2010;

•

Signed a license agreement granting Biocee access to Verenium’s unique desulfurization organisms and technology further validating the strength and applicability of Verenium’s technology outside of commercial enzymes;

•	Announced up to $16 million in new secured credit facilities to be used for general working capital purposes;

•	Repurchased $9.3 million in convertible notes principal outstanding, including retiring the outstanding secured 9% convertible notes; and

•	Ended the quarter with unrestricted cash and cash equivalents totaling $35.7 million, $5.0 million in restricted cash and convertible notes outstanding of $34.9 million.

Financial Results

In the commentary below, the historical results of the Company’s ligno-cellulosic biofuels business for current and prior periods have been reclassified into discontinued operations as a result of the sale of the ligno-cellulosic biofuels business on September 2, 2010 to BP Biofuels North America LLC.

Revenues

Revenues for the periods ended September 30, 2011 and 2010 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Animal Health and Nutrition	$8,624	$7,696	$24,734	$24,537
Grain Processing	3,942	3,364	12,371	9,605
Oilseed Processing	1,929	950	4,541	2,258
All other products	247	223	606	685

Total product	14,742	12,233	42,252	37,085
Collaborative	3,674	339	4,694	1,391

Total revenues	$18,416	$12,572	$46,946	$38,476

Total revenues for the nine months ended September 30, 2011 increased 22% to $46.9 million from $38.5 million for the same period in the prior year, with product revenues representing 90% or greater of total revenues in both periods. Product revenues for the nine months ended September 30, 2011 increased 14% to $42.3 million from $37.1 million for the same period in the prior year, primarily due to an increase in revenues from grain processing enzymes, including Fuelzyme® alpha-amylase, and Deltazym® GA L-E5 glucoamylase. These products continued to gain traction in the grain ethanol markets and together with Purifine® PLC for soybean oil processing, achieved significant revenue growth over 2010.

During the third quarter of 2011, in conjunction with rights assigned to Verenium as part of the separation agreement with Syngenta Participations AG in 2009, the Company received a license fee of $3.25 million for a commercial enzyme candidate that Syngenta had previously licensed to a third party. This amount was received by the Company and recorded into collaborative revenue for the three and nine months ended September 30, 2011 and represented non-recurring revenue.

Product Gross Profit and Gross Margin

Product gross profit for the nine months ended September 30, 2011 increased 16% to $16.1 million from $13.9 million for the same period in prior year. Gross margin increased to 38% of product revenue for the nine months ended September 30, 2011, compared to 37% for the nine months ended September 30, 2010. Gross margin increased primarily due to the overall growth and improvement from our grain and oilseed processing products. The Company achieved a record $6.0 million in product gross profit during the three months ended September 30, 2011.

Operating Expenses (excluding cost of product revenue and restructuring expense)

Excluding cost of product revenues and restructuring, total operating expenses related to continuing operations for the nine months ended September 30, 2011 decreased to $21.7 million (including share-based compensation of $0.5 million) from $25.1 million (including share-based compensation of $0.8 million) for the same period in the prior year; primarily due to a reimbursement of legal fees of $1.1 million for expenses incurred during 2010, reduction of facilities related costs as a result of BP assuming the Company’s San Diego building leases, and to initiatives to decrease general and administrative expenses. Additionally, during the third quarter of 2010, the Company paid and expensed bonus payments of $1.4 million. As a partial offset, research and development costs for continued investment in pipeline products showed an increase.

Restructuring Expense

On March 31, 2011 the Company closed its office in Cambridge, Massachusetts, resulting in a charge of $2.9 million, consisting of employee termination costs, facilities closure costs, and employee relocation costs for several employees who were relocated to San Diego.

Operating Loss from Continuing Operations

Operating loss from continuing operations for the nine months ended September 30, 2011 was $3.9 million compared to $9.8 million for the same period in 2010. Excluding the impact of restructuring expenses of $2.9 million, operating loss from continuing operations decreased to $0.9 million, primarily due to the reimbursement of legal fees, the $1.4 million bonus paid and expensed during the third quarter of 2010, and further reductions in general and administrative expenses.

Net Income (loss) from Continuing Operations

Net income from continuing operations for the nine months ended September 30, 2011 was $8.1 million compared to a net loss of $11.9 million for the same period in 2010, on a GAAP accounting basis. Adjusted for the impact of non-cash items related to the Company’s convertible debt and non-cash income tax benefit in 2010, the Company’s non-GAAP pro-forma net loss from continuing operations for the nine months ended September 30, 2011 was $6.2 million compared to $16.0 million for the same period in the prior year. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Balance Sheet

The Company ended the third quarter of 2011 with $35.7 million in cash and cash equivalents, $5.0 million in restricted cash, and $34.9 million in debt at face value.

“We ended the third quarter with strong top and bottom line performance, as well as record product gross profit,” said Jeffrey Black, Senior Vice President and Chief Financial Officer. “We believe we have balanced the right level of investment with appropriate cost controls, and remain focused on continued growth and medium-term profitability.”

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s lines of business, operations, capabilities, commercialization activities, corporate partnerships, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, technologies, ability to obtain additional capital to support its planned operations and financial obligations, dependence on patents and proprietary rights, and protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies, the timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2010 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 858-431-8580 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 858-431-8581 sarah.carmody@verenium.com

Verenium Corporation

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product	$14,742	$12,233	$42,252	$37,085
Collaborative and license	3,674	339	4,694	1,391

Total revenue	18,416	12,572	46,946	38,476
Operating expenses:
Cost of product revenue	8,698	7,833	26,174	23,179
Product gross profit	6,044	4,400	16,078	13,906
Product gross margin	41%	36%	38%	37%
Research and development	2,673	1,448	7,593	4,124
Selling, general and administrative	4,940	7,838	14,106	21,010
Restructuring charges	20	—	2,940	—

Total operating expenses	16,331	17,119	50,813	48,313

Operating income (loss) from continuing operations	2,085	(4,547)	(3,867)	(9,837)
Other income and expense:
Interest and other expense, net	(618)	(2,072)	(2,371)	(6,179)
Gain on debt extinguishment upon conversion of convertible notes	—	—	—	598
Gain (loss) on debt extinguishment upon repurchase of convertible notes	4,065	(3,384)	15,349	(3,384)
Gain (loss) on net change in fair value of derivative assets and liabilities	290	(299)	(1,005)	(1,017)

Total other income (expense), net	3,737	(5,755)	11,973	(9,982)
Net income (loss) from continuing operations before income taxes	5,822	(10,302)	8,106	(19,819)
Income tax benefit	—	7,928	—	7,928

Net income (loss) from continuing operations	5,822	(2,374)	8,106	(11,891)
Net Income (loss) from discontinued operations	(24)	31,980	37	9,841
Less: Loss attributed to noncontrolling interests in consolidated entities – discontinued operations	—	10,108	—	25,283

Net income attributed to Verenium	$5,798	$39,714	$8,143	$23,233

Basic and diluted net income (loss) per share:
Continuing operations	$0.46	$(0.19)	$0.64	$(0.97)

Discontinued operations	$—	$2.59	$—	$0.80

Net income	$0.46	$3.21	$0.65	$1.90

Shares used in computing basic and diluted net income (loss) per share	12,607	12,371	12,607	12,231

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$35,672	$87,929
Restricted cash, short term	5,000	—
Accounts receivable, net	7,981	6,708
Inventory, net	5,948	5,316
Other current assets	2,715	2,694
Restricted cash, long term	—	5,000
Property and equipment, net	5,513	3,134
Other noncurrent assets	463	976

Total assets	$63,292	$111,757

Current liabilities, excluding deferred revenue, restructuring, convertible notes and liabilities of discontinued operations	$10,138	$16,849
Deferred revenue, current	3,894	894
Accrued restructuring, current	587	—
Convertible notes, at carrying value (face value of $34.9 million at September 30, 2011 and $74.7 million at December 31, 2010)	34,851	88,011
Other long term liabilities	980	1,216
Liabilities of discontinued operations	523	1,617
Stockholders’ equity	12,319	3,170

Total liabilities and stockholders’ equity	$63,292	$111,757

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three and nine months periods ended September 30, 2011 and 2010, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

	Non-GAAP Pro Forma Net Loss From Continuing Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Income (loss) from continuing operations	$5,822	$(2,374)	$8,106	$(11,891)
Adjustments:
Income tax benefit	—	(7,928)	—	(7,928)
(Gain) loss on debt extinguishment upon repurchase of convertible notes	(4,065)	3,384	(15,349)	3,384
(Gain) on debt extinguishment upon conversion of convertible notes	—	—	—	(598)
(Gain) loss on net change in fair value of derivative assets and liabilities	(290)	299	1,005	1,017

Non-GAAP pro forma net income (loss) from continuing operations	$1,467	$(6,619)	$(6,238)	$(16,016)

Non-GAAP pro forma net income (loss) from continuing operations per share	$0.12	$(0.54)	$(0.49)	$(1.31)